UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported):  May 1, 2012

SPORT CHALET, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-20736	95-4390071
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Sport Chalet Drive, La Cañada, CA 91011
(Address of principal executive offices) (Zip Code)

(818) 949-5300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

On May 1, 2012, Sport Chalet, Inc. and certain of its subsidiaries (collectively, the "Company") entered into a First Amendment to Second Amended and Restated Loan and Security Agreement (the "Amendment") dated as of May 1, 2012 with Bank of America, N.A. (the "Bank") as agent for the lenders under that certain Second Amended and Restated Loan and Security Agreement, as amended, dated as of October 18, 2010 (the “Loan Agreement”).

Under the terms of the Amendment, (i) the Bank has removed the monthly minimum EBITDA covenant, applicable if the maximum amount the Company may borrow (the “Availability”) under the Loan Agreement was not greater than a formula amount, or if an Event of Default or Default had occurred and while it was continuing, (ii) the Company is subject to a Fixed Charge Coverage Ratio (measured monthly on a trailing 12-month basis) between 0.80 to 1.00 and 1.25 to 1.00 (varying from quarter to quarter), applicable if Availability is not greater than a formula amount, or if an Event of Default or Default has occurred and while it is continuing, (iii) a Fixed Charge Adjusted Reserve has been added to the calculation as a reduction to Availability as defined in the Loan Agreement, and (iv) after June 30, 2012, the Company is eligible for reductions in the interest rates (depending upon the Company's minimum EBITDA).  The Loan Agreement expires in October 2014.

The foregoing summary does not purport to be a complete summary of the Amendment and is qualified in its entirety by reference to the copy of the Amendment which is attached as Exhibit 99.1 to this Report and is incorporated herein by this reference.

Item 2.03          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 1, 2012, the Company entered into the Amendment described in Item 1.01 above, which description is incorporated in this Item 2.03 by this reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit
99.1	First Amendment to Second Amended and Restated Loan and Security Agreement dated as of October 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 2, 2012	SPORT CHALET, INC. By /s/ Howard K. Kaminsky Howard K. Kaminsky, Executive Vice President-Finance, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	First Amendment to Second Amended and Restated Loan and Security Agreement dated as of October 18, 2010.